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                                                                    EXHIBIT 24.2

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Overseas Shipholding Group, Inc. for the registration of its common stock and to the incorporation by reference therein of our reports (a) dated February 22, 1993, except for Note 8, as to which the date is March 15, 1993, with respect to the consolidated financial statements and schedules of Celebrity Cruise Lines, Inc. included in Overseas Shipholding Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1992 and (b) dated August 13, 1993 with respect to the financial statements of Celebrity Cruise Lines, Inc. included in Overseas Shipholding Group, Inc.'s Current Report on Form 8-K dated September 27, 1993, both filed with the Securities and Exchange Commission.







                       MOORE STEPHENS      ERNST & YOUNG



Athens, Greece
February 24, 1994